Exhibit 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of La-Z-Boy Incorporated of our report dated May 20, 1999, except Note 13, which is as of November 11, 1999, relating to the consolidated financial statements, which appears in the 1999 Annual Report to Shareholders of La-Z-Boy Incorporated, which is incorporated by reference in La-Z-Boy Incorporated's Annual Report on Form 10-K/A for the year ended April 24, 1999. We also consent to the incorporation by reference of our report dated May 20, 1999 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K/A.


/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Toledo, Ohio
January 28, 2000